Brian F. Faulkner
Attorney at Law
3900 Birch Street, Suite 113
Newport Beach, California 92660
(949) 975-0544


June 7, 2000


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  World Shopping Network, Inc. - Form S-8 POS

Dear Sir/Madame:

I have acted as counsel to World Shopping Network, Inc., a Delaware corporation ("Company"), in connection with its Registration Statement on Form S-8 POS relating to the registration of 2,120,000 shares of its common stock ("Shares"), $0.001 par value per Share. The Shares are issuable pursuant to the Company's Retainer Stock Plan for Non-Employee Directors and Consultants ("Plan"). I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.